Exhibit 2.1

MERGER AGREEMENT

by and among

SHORETEL, INC.

ATOLL ACQUISITION CORP.,

AGITO NETWORKS, INC.

and

JASON MATLOF, as EFFECTIVE TIME HOLDERS’ AGENT

Dated as of October 19, 2010

EXHIBITS AND SCHEDULES

Exhibit A	-	Definitions
Exhibit B-1	-	List of Initial Signatories to Company Stockholder Consent
Exhibit B-2	-	Form of Company Stockholder Consent
Exhibit B-3	-	Form of Company Stockholder Agreement
Exhibit C-1	-	List of Key Employees
Exhibit C-2	-	List of Employment Documents
Exhibit D	-	Form of Certificate of Merger
Exhibit E	-	Form of Escrow Agreement
Exhibit F	-	Form of Company Legal Opinion
Exhibit G	-	Form of Bonus Plan Participant Acknowledgement

Schedule A	-	Purchase Orders
Schedule 8.2	-	Open Source

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2010 (the “Agreement Date”), by and among ShoreTel, Inc., a Delaware corporation (“Acquirer”), Atoll Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquirer (“Sub”), Agito Networks, Inc., a Delaware corporation (the “Company”), and Jason Matlof, as Effective Time Holders’ Agent (as defined in Section 8.7).

RECITALS

A. The Boards of Directors of the Company, Sub and Acquirer have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquirer, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger and the other transactions contemplated by this Agreement, and adopted this Agreement.

B. Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash in the manner set forth herein.

C. The Company, Sub and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

D. In connection with the execution and delivery of this Agreement, the Company has secured from each Company Stockholder listed on Exhibit B-1 (a) a written consent substantially in the form attached hereto as Exhibit B-2 (the “Company Stockholder Consent”) approving the Merger and related items and adopting this Agreement and (b) an executed stockholder agreement substantially in the form attached hereto as Exhibit B-3 (the “Company Stockholder Agreement”).

E. Prior to the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, certain employees of the Company and its Subsidiaries identified on Exhibit C-1 (the “Key Employees”) hereto have executed employee offer letters (including a non-disclosure and inventions assignment agreement and such other agreements in the forms provided by Acquirer and as are part of Acquirer’s standard policy for commencement of employment, all of which are listed for each Key Employee on Exhibit C-2 hereto) with Acquirer (collectively, the “Employment Documents”), in each case to become effective upon the Closing.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time (as such term is defined in Section 1.4), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Acquirer. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing. Unless this Agreement is earlier terminated in accordance with Article 7, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date of execution of this Agreement by the parties hereto, or on such other date as the parties may agree in writing (the date and time on which the Closing occurs is herein referred to as the “Closing Date”).

1.3 Closing Deliveries.

(a) Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied; and

(ii) an Escrow Agreement, in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquirer and the Escrow Agent.

(b) Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clause (a) of Section 6.3 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Amended and Restated Certificate of Incorporation, (B) Bylaws, (C) board resolutions approving the Merger and adopting this Agreement, and (D) stockholder resolutions approving the Merger and adopting this Agreement;

(iii) a written opinion from the Company’s legal counsel, covering the matters set forth on Exhibit F, dated as of the Closing Date and addressed to Acquirer;

(iv) the Company Net Working Capital Certificate;

(v) the Company Stockholder Consent and Stockholder Agreement executed by each Company Stockholder listed on Exhibit B-1;

(vi) the written resignation of each of the directors and each of the officers of the Company and of each Subsidiary in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company and of each such Subsidiary, effective no later than immediately prior to the Effective Time;

(vii) resolutions adopted by Company’s Board of Directors terminating Company’s 401(k) plan (the “Company 401(k) Plan”) no later than the day prior to Closing;

(viii) the Spreadsheet and a certificate executed on behalf of the Company by its Chief Executive Officer, dated as of the Closing Date, certifying the Spreadsheet;

(ix) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, dated as of the Closing Date and executed by the Company; and

(x) the Certificate of Merger, executed by the Company.

1.4 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article 6, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquirer and the Company and set forth in the Certificate of Merger being referred to herein as the “Effective Time”).

1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

1.6 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law.

(b) At the Effective Time, the Bylaws of Sub shall become the Bylaws of the Surviving Corporation, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.7 Directors and Officers.

(a) At the Effective Time, the members of the Board of Directors of Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

(b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

1.8 Effect on Capital Stock and Options.

(a) Treatment of Company Capital Stock and Options. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of the Company Capital Stock and/or Company Options, at the Effective Time:

(i) Company Series A1 Preferred Stock. Each share of Company Series A1 Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9(c), (A) the Series A1 Stock Closing Amount Per Share, and (B) the right to receive upon release from escrow pursuant to Section 1.9(c)(iii) and the terms and conditions of the Escrow Agreement, the Series A1 Stock Escrow Amount Per Share. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Series A1 Stock held by such Company Stockholder shall be rounded to the nearest cent.

(ii) Company Series A2 Preferred Stock. Each share of Company Series A2 Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9(c), (A) the Series A2 Stock Closing Amount Per Share, and (B) the right to receive upon release from escrow pursuant to Section 1.9(c)(iii) and the terms and conditions of the Escrow Agreement, the Series A2 Stock Escrow Amount Per Share. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Series A2 Stock held by such Company Stockholder shall be rounded to the nearest cent.

(iii) Company Series B Preferred Stock. Each share of Company Series B Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9(c), (A) the Series B Stock Closing Amount Per Share, and (B) the right to receive upon release from escrow pursuant to Section 1.9(c)(iii) and the terms and conditions of the Escrow Agreement, the Series B Stock Escrow Amount Per Share. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Series B Stock held by such Company Stockholder shall be rounded to the nearest cent.

(iv) Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, whether vested or unvested (other than Dissenting Shares and shares owned by the Company) shall be automatically cancelled and extinguished without any present or future right to receive any portion of the Total Merger Consideration.

(v) Company Options. No Company Options, whether vested or unvested shall be assumed or substituted with an equivalent option or right by Acquirer in the Merger, and at the Effective Time, each Company Option will, by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

(vi) Company Warrants. No Company Warrants, whether vested or unvested, shall be assumed by Acquirer in the Merger, and at the Effective Time, each Company Warrant will, by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

(vii) Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration distributable by Acquirer to the Company Securityholders in exchange for Company Capital Stock and Retention Plan Participants under the Retention Plan (including amounts placed in the Escrow Fund) exceed the Total Merger Consideration.

(viii) Conversion of Sub Stock. Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Treatment of Company Capital Stock Owned by the Company. All shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 1.8, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law or California Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash amount provided for in Section 1.8 in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(c), following the satisfaction of the applicable conditions set forth in Section 1.9(c), the cash amount to which such holder would be entitled in respect thereof under this Section 1.8 as if such shares never had been Dissenting Shares. The Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law or California Law. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Delaware Law or California Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the stockholders of the Company (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.8 and under Delaware Law or California Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law or California Law by any other stockholder of the Company.

1.9 Surrender of Certificates.

(a) Exchange Agent. Deutsche Bank Nation Trust Company shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Acquirer to Cause Deposit of Total Merger Consideration. On the Closing Date, Acquirer shall deliver to the Exchange Agent for exchange in accordance with this Article 1, through such reasonable procedures as Acquirer may adopt, the cash payable pursuant to Section 1.8(a) and Section 1.12.

(c) Exchange Procedures.

(i) As soon as reasonably practicable after the Closing Date, the Exchange Agent shall mail or transmit to every holder of record of Company Preferred Stock that was issued and outstanding immediately prior to the Effective Time and that has not previously delivered its Certificates (as defined below) together with a properly completed and duly executed letter of transmittal in customary form (the “Letter of Transmittal”): (A) a form of Letter of Transmittal and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments which immediately prior to the Effective Time represented issued and outstanding Company Capital Stock that were converted into the right to receive cash pursuant to Section 1.8(a) (the “Certificates”) in exchange for certificates. The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquirer or the Exchange Agent may reasonably specify, including that the Effective Time Holders agree to be bound by the provisions of Section 1.9 and Article 8 of this Agreement and agree to release the Company and the Surviving Corporation from any claims, rights, liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates (other than any claims, rights, and causes of action with respect to the right to receive the amounts payable pursuant to Section 1.8 of this Agreement).

(ii) As soon as reasonably practicable after the date of delivery to the Exchange Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive a check representing the cash amount that such holder has the right to receive pursuant to Section 1.8(a) in respect of such certificate (which for the avoidance of doubt excludes all portions of the Escrow Cash) and (B) such Certificate shall be canceled.

(iii) Acquirer to Cause Deposit of Escrow Cash. As soon as reasonably practicable after the Closing Date, Acquirer shall cause to be deposited with Deutsche Bank National Trust Company (or another institution selected by Acquirer and reasonably satisfactory to the Company) as escrow agent (the “Escrow Agent”) the Escrow Cash. The Escrow Cash shall constitute security for the indemnification obligations of such Effective Time Holders pursuant to Article 8, and shall be held in and distributed in accordance with the provisions of the Escrow Agreement.

(d) No Interest. No interest shall accumulate on any cash payable in connection with the Merger (other than interest accrued on the Escrow Cash according to the Escrow Agreement).

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a), is to be issued or paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Unclaimed Cash. Any portion of funds (including any interest earned thereon) held by the Exchange Agent which have not been delivered to any holders of Certificates pursuant to this Article I within six months after the Effective Time shall promptly be returned to Acquirer, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9 shall look only to Acquirer (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to Section 1.8(a). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the earlier of the third anniversary of the Effective Time or such date on which the Total Merger Consideration contemplated by Section 1.8 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.10 No Further Ownership Rights in the Company Capital Stock, Company Options or Company Warrants. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article 1.

1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8 in respect of such Certificate; provided, however, that Acquirer or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum or execute an indemnification agreement as Acquirer or the Exchange Agent may direct as indemnity against any claim that may be made against Acquirer, the Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.12 Company Retention Bonus Plan Amount. On the terms and subject to the conditions set forth in this Agreement and the Retention Plan, upon the execution and delivery by each Retention Plan Participant of a Bonus Plan Participant Acknowledgment in the form attached hereto as Exhibit G, each Retention Plan Participant shall have the right to receive, subject to applicable tax withholding, (A) following the Effective Time, such Retention Plan Participant’s Plan Participant Closing Amount (as set forth in the Spreadsheet), and (B) the right to receive upon release from escrow pursuant to Section 1.9(c)(iii) and the terms and conditions of the Escrow Agreement, such Retention Plan Participant’s Plan Participant Escrow Amount (as set forth in the Spreadsheet). The rights of the Retention Plan Participants as of immediately prior to the Effective Time are personal to each such participant and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any participant thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.13 Additional Closing Payments. On the Closing Date and on behalf of the Company, either Acquirer or Surviving Corporation and subject to the timely receipt by the Acquirer of the appropriate invoices and pay off letters, shall pay: (i) the Comerica Debt that is reflected in the calculation of Company Net Working Capital, (ii) the balance required to pay in full the amounts outstanding pursuant to the Company Notes that are reflected in the calculation of Company Net Working Capital and (iii) Transaction Expenses reflected in the calculation of Company Net Working Capital.

1.14 Tax Consequences. The parties intend for the Merger to be a taxable sale of the Company Capital Stock by the Company Securityholders. Acquirer makes no representations or warranties to the Company or to any holder of Company Capital Stock, Company Options or Company Warrants regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any holder of Company Capital Stock, Company Options or Company Warrants of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the holders of Company Capital Stock, Company Options and Company Warrants are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.15 Withholding Rights. Acquirer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Preferred Stock and Retention Plan Participants, such amounts in cash as Acquirer, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.16 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article 2), the Company represents and warrants to Acquirer, as of the date hereof and as of the Closing Date, as follows:

2.1 Organization, Standing, Power and Subsidiaries.

(a) Each of the Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each Subsidiary has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in liability that is material to the Company. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Amended and Restated Certificate of Incorporation or Bylaws or equivalent organizational or governing documents.

(b) Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries. The Company owns, of record and beneficially, 100% of the issued and outstanding shares of capital stock and other securities of each of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal. Other than the Subsidiaries listed in Schedule 2.1(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. None of the Company or any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

(c) Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of Directors (or similar body) of the Company and each of its Subsidiaries; (ii) the names of the members of each committee of the Board of Directors (or similar body) of the Company and each of its Subsidiaries; and (iii) the names and titles of the officers of the Company and each of its Subsidiaries.

2.2 Capital Structure.

(a) Authorized and Outstanding Capital Stock of Company. The authorized capital stock of the Company consists solely of (i) 120,000,000 shares of Company Common Stock, and (ii) 70,360,000 shares of Company Preferred Stock, of which 6,000,000 shares are designated as Company Series A1 Stock, 24,360,000 shares are designated as Company Series A2 Stock and 40,000,000 shares are designated as Company Series B Stock. A total of 14,765,413 shares of Company Common Stock, 6,000,000 shares of Company Series A1 Stock, 24,000,000 shares of Company Series A2 Stock and 35,757,577 shares of Company Series B Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury stock. The number of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date is set forth on Schedule 2.2(a)-1 of the Company Disclosure Letter. No shares of Company Capital Stock are issued or outstanding as of the Closing Date that are not set forth on Schedule 2.2(a)-1 except for shares of Company Common Stock issued pursuant to the exercise of outstanding Company Options or Company Warrants. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission or “put” right, right of first refusal, preemptive right or “call” right to which the Company is a party or by which it is bound, and have been offered, issued, sold and delivered by Company in material compliance with all requirements of Applicable Laws and all requirements set forth in Contracts applicable to such sales to which the Company is a party or by which it is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by Company. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(b) Company Options and Other Equity Rights. As of the Agreement Date, the Company has reserved 20,600,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 8,991,332 shares are subject to outstanding and unexercised Company Options, and 4,784,171 shares remain available for issuance thereunder. A true and correct copy of the Company Option Plans, the standard agreement under the Company Option Plans and each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plans have been delivered or made available by Company to Acquirer’s legal counsel. All outstanding Company Options have been issued and granted in material compliance with all requirements of Applicable Legal Requirements and all requirements set forth in Contracts applicable to such grants to which Company is a party or by which Company is bound. Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of Company Capital Stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Company Warrant. Except for the Company Options and Company Warrants described in Schedule 2.2(b) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares, Company Options, Company Warrants or other Company Rights, or any Company Voting Debt or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, Contract or other Company Right. Neither the Company Option Plan, any Company Option nor any other Contract of any character to which Company is a party to or is bound relating to any security of Company that is entitled (or is exercisable into a security that is entitled) to receive the Total Merger Consideration requires or otherwise provides for any accelerated vesting or exercisability of any such security in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Acquirer following the Merger or otherwise.

(c) No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements applicable to any outstanding shares of Company Capital Stock or Company Options to which Company is a party or, to Company’s knowledge, otherwise. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

(d) No Voting Debt. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) granting its holder the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Company, issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

2.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by the Company’s Board of Directors. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the date hereof, the Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors of the Company, has approved and adopted this Agreement and approved the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and the Company Stockholders, and directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and unanimously recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate voting class) and (iii) the holders of at least a majority of the outstanding shares of Company Preferred Stock (voting as a separate voting class), are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit B-1 is sufficient for the Company Stockholder Approval.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary or to the knowledge of the Company, any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Amended and Restated Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) any Material Contract, or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets, except in the case of clauses (ii)(B) or (C), where such violation, default, termination, cancellation or acceleration would not reasonably be expected to result in liability that is material to the Company.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company’s ability to consummate the Merger or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

2.4 Financial Statements.

(a) The Company has delivered to Acquirer its unaudited consolidated financial statements for each of the two fiscal years ended December 31, 2008 and December 31, 2009 and its unaudited consolidated financial statements for the nine-month period ended September 30, 2010 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other and (iv) fairly and accurately present in all material respects the consolidated financial condition of the Company and the Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods therein specified, subject to normal year-end adjustments which are not material in amount or significance.

(b) Neither the Company nor any Subsidiary has any Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of September 30, 2010 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since September 30, 2010 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of law, and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are adequate.

(c) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Company, and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Neither the Company, any of its Subsidiaries nor Company’s independent auditors, nor to the Company’s knowledge, any current or former employee, consultant, director or attorney of Company or any of its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company or any of its Subsidiaries, or any claim or allegation regarding any of the foregoing.

(d) As of the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Accounting Standards Codification (“ASC”) 450, as amended by ASC 310 (“ASC 450”), issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by said ASC 450.

(e) Schedule 2.4(f) of the Company Disclosure Letter accurately lists all Company Debt, including, for each item of Company Debt, the Contract governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt, and without limitation any amounts outstanding under the Company Notes. All Company Debt may be prepaid at or following the Closing without penalty under the terms of the Contracts governing such Company Debt.

2.5 Absence of Certain Changes. Since June 30, 2010 and through the date hereof, each of the Company and its Subsidiaries has conducted its business only in the ordinary course consistent with past practices, and since such date:

(a) there has not occurred a Material Adverse Effect on the Company;

(b) neither the Company nor any Subsidiary has made or entered into any Material Contract or letter of intent with respect to, or otherwise effected, any acquisition, sale, license, disposition or transfer of any material asset of the Company or any Subsidiary (other than Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix) to its customers in the ordinary course of its business consistent with its past practice);

(c) except as required by GAAP or Legal Requirements, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets;

(d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(e) neither the Company nor any Subsidiary has amended, renewed or terminated any Material Contract, and there has not occurred any default or breach by the Company or any Subsidiary, or to the knowledge of the Company, any third party, under any Material Contract to which the Company or any Subsidiary is a party or by which it is, or any of its assets and properties are, bound;

(f) there has not occurred any amendment or change to the Amended and Restated Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary;

(g) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any adoption or modification of any Company Employee Plans (as defined in Section 2.13(a)), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Notice 2005-1, or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(h) there has not occurred the execution of any Contracts or the extension of the term of any existing Contract with any Person in the employ or service of the Company or any Subsidiary;

(i) there has not occurred any terminations, suspensions or resignations with respect to the management, supervisory or other key personnel of the Company or any Subsidiary, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices involving the Company or any Subsidiary;

(j) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person;

(k) neither the Company nor any Subsidiary has paid or discharged any Encumbrance or Liability which was not (i) shown on the Company Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date;

(l) neither the Company nor any Subsidiary has cancelled or waived any Liabilities owed to it;

(m) neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $20,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;

(n) neither the Company nor any Subsidiary has made any material change in the pricing of its products or services or in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o) there has been no damage, destruction or loss, whether or not covered by insurance, affecting the material assets, properties or business of the Company or any Subsidiary;

(p) neither the Company nor any Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property (as defined in Section 2.10(a)(v)) other than pursuant to Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)), or has acquired or licensed from any Person any Intellectual Property (as defined in Section 2.10(a)(iii)) other than pursuant to Standard Inbound IP Agreements (as defined in Section 2.10(a)(viii)) or sold, disposed of, transferred or provided a copy of any Company Source Code (as defined in Section 2.10(a)(xii)) to any Person; and

(q) there has not occurred any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with Acquirer and its representatives regarding the transactions contemplated by this Agreement).

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of the Company, threatened, against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person.

2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would have, before or immediately upon consummation of the Merger, the effect of prohibiting, restricting or impairing any current business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct or operation of the Business or limiting the freedom of the Company or any Subsidiary to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person.

2.8 Compliance with Laws; Governmental Permits.

(a) Since January 1, 2007, each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any written notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business. Since January 1, 2007, neither the Company nor any of its

Subsidiaries, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each of the Company and each Subsidiary has obtained each material federal, national, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any written notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any material term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated, in whole or in material part, as a result of the consummation of the transactions contemplated by this Agreement.

2.9 Title to, Condition and Sufficiency of Assets.

(a) Each of the Company and each Subsidiary has good and valid title to all of their respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet. Notwithstanding the foregoing, the representations in this Section 2.9(a) do not apply to Company Intellectual Property, which are covered by the representations in Section 2.10. Schedule 2.9(a) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary. Neither the Company nor any Subsidiary currently owns any real property.

(b) The assets owned by the Company and each of its Subsidiaries (other than with respect to the sale of Company Products in the ordinary course of business after the date hereof) (i) constitute all of the material assets that are necessary to conduct, operate, and continue the Business as currently conducted, and (ii) constitute all of the material assets that are used in the Business, without (A) the need for Acquirer to acquire or license any other asset or property (other than Intellectual Property, which are covered by the representations in Section 2.10), or (B) the breach or violation of any Material Contract.

2.10 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all other rights in inventions and discoveries anywhere in the world (including rights in invention disclosures); common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how; industrial designs and any registrations and applications therefor; trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items; Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses; copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; and moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ii) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or of any Intellectual Property Rights in any form and embodied in any media.

(iii) “Intellectual Property” means (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

(iv) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by or exclusively licensed to the Company or any Subsidiary.

(v) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to the Company or any Subsidiary.

(vi) “Company Intellectual Property Agreements” means any Contract to which the Company or any Subsidiary is a party or is otherwise bound and (A) pursuant to which the Company or any Subsidiary has granted to a third party any rights with respect to any Company Intellectual Property or licensed from a third party any Third Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.

(vii) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration;

and (E) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

(viii) “Standard Inbound IP Agreements” means (i) non-disclosure agreements entered into by the Company or a Subsidiary in the ordinary course of its business, consistent with past practice (each a “Standard NDA”), granting to the Company a limited right to use a third party’s confidential information, and (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $5,000 or less.

(ix) “Standard Outbound IP Agreements” means (i) Standard NDAs, granting to a third party a limited right to use the Company’s confidential information, and (ii) non-exclusive object code licenses of Company Products granted by the Company or a Subsidiary in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been provided to Acquirer’s counsel).

(x) “Third Party Intellectual Property” means any and all Intellectual Property that is owned by a third party.

(xi) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

(xii) “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(b) The Company and its Subsidiaries own or have the valid right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all Intellectual Property used in, necessary to or that would be infringed by the conduct of the Business as previously conducted or presently conducted. The Company Intellectual Property is sufficient for the conduct of the Business as presently conducted.

(c) Neither the Company nor any Subsidiary has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property that is or was Company-Owned Intellectual Property, to any third party. Neither the Company nor any Subsidiary has permitted the Company’s rights in any Intellectual Property that is or was Company-Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property Rights for which the Company or its Subsidiaries have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d) The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). After the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable and licensable by Acquirer without restriction and without payment of any kind to any third party. The right, license and interest of the Company or a Subsidiary in and to all Third Party Intellectual

Property has not been Encumbered by Company or due to Company’s conduct (other than (i) restrictions contained in the applicable written license agreements with such Third Parties, (ii) licensed out by the Company pursuant to Standard Outbound IP Agreements or agreements disclosed in 2.17(a)(ix) and (iii) Permitted Encumbrances).

(e) Schedule 2.10(e)(i) of the Company Disclosure Letter lists all Company Products (including services). Schedule 2.10(e)(ii) of the Company Disclosure Letter lists all Third Party Intellectual Property that is incorporated into, integrated into, or bundled with any of the Company Products as of the Closing Date (including any Third Party Intellectual Property used to provide any Company Products that are services) and identifies (i) the applicable Contract under which such Third Party Intellectual Property is licensed to Company or a Subsidiary and (ii) the Company Product(s) into or with which such Third Party Intellectual Property is incorporated, integrated, or bundled.

(f) Schedule 2.10(f) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property (other than ordinary course pre-issuance proceedings and actions before the United States Patent and Trademark Office (“PTO”) and other similar Governmental Entities that are responsible for the issuance and registration of such Company Registered Intellectual Property).

(g) Each item of Company Registered Intellectual Property has been prosecuted in a valid manner and is subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and its Subsidiaries’ ownership interests therein. Without limiting the foregoing, the Company and its Subsidiaries have complied with the duty of candor and disclosure to the PTO and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any Subsidiary (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications. To the knowledge of Company, all Company Registered Intellectual Property that has been issued to Company is valid.

(h) With respect to the Company Intellectual Property Agreements:

(i) Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing.

(ii) Following the Closing, the Company (as wholly owned by Acquirer) will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay.

(iii) None of the Company Intellectual Property Agreements grants to any third party exclusive rights to or under any Company Intellectual Property.

(iv) None of the Company Intellectual Property Agreements grants to any third party the right to sublicense any Company Intellectual Property, except the right of Company’s resellers to sublicense rights to end-user customers under Company’s standard end user license agreement.

(v) There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

(vi) No Company Intellectual Property Agreement requires the Company or a Subsidiary to include any Third Party Intellectual Property in any Company Product or obtain any third party’s approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.

(vii) The Company or a Subsidiary have obtained valid, written, perpetual, non terminable (other than for cause or insolvency) licenses (sufficient for the conduct of the Business as previously conducted or presently conducted) to all Third Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Subsidiary with any of the Company Products (including any Third Party Intellectual Property used to provide any Company Products that are services).

(i) Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (iii) Acquirer or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(j) There are no royalties, honoraria, fees or other payments that are payable by the Company or any Subsidiary to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company or any Subsidiary.

(k) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(l) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right. Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party.

(m) The Company and its Subsidiaries are not infringing, misappropriating or violating and have not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, the operation of the Business as previously conducted or presently conducted, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the Business as previously conducted or presently conducted has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate the Intellectual Property Rights of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Business as presently conducted is infringing, misappropriating, or violating, or has infringed, misappropriated, or violated, any Intellectual Property Right of a third party.

(n) No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing thereof by the Company or any Subsidiary, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

(o) Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(p) Each of the Company and each Subsidiary has secured from all consultants, employees and independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of Intellectual Property, to the extent such Intellectual Property is in the Company technology, Company Products or any other assets that are material to the operation of the Business as previously conducted or presently conducted for the Company or any Subsidiary (each, an “Author”) unencumbered and unrestricted exclusive ownership of all of each such Author’s Intellectual Property Rights in such contribution and has obtained a waiver from each such Author of any non-assignable rights. No such Author has retained any rights, licenses, claims or interest with respect to any of the foregoing Intellectual Property developed by such Author or the Company or any Subsidiary.

(q) To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(r) The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and its Subsidiaries and any third party having access to Confidential Information have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information. The Company has not breached any confidentiality obligations that the Company has with its customers, with respect to Confidential Information received by the Company from its customer.

(s) Schedule 2.10(s) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) and that is used by the Company or any Subsidiary and integrated or incorporated within any Company Product, and identifies for each item of Open Source Materials (i) the applicable open source license; (ii) whether the item is distributed with any Company Products, and if so, the applicable Company Products; (iv) and whether or not the item was modified by the Company or any Subsidiary. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(t) Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii) creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company-Owned Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(u) All Company Products (including services) sold, licensed, leased or delivered by the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, and express and implied warranties (to the extent not subject to legally effective express exclusions thereof). Neither the Company nor any Subsidiary has any Liability (and, to the knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future Legal Proceeding against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(v) Neither the Company, any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any third party (exclusive of consultants and contractors who had a need to know and were under written confidentiality and non-use obligations with respect to Company Source Code), agreed or obligated itself to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any escrow agent or other third party of, any Company Source Code.

(w) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any third party (exclusive of consultants and contractors who had a need to know and were under written confidentiality and non-use obligations with respect to Company Source Code) of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.

(x) Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any third party any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(y) The Company and each Subsidiary have complied with all applicable Legal Requirements and their respective internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Company or any Subsidiary (the “Company Websites”) and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by or provided to the Company or any Subsidiary or by third parties having authorized access to the records, databases and Company Websites of the Company or any Subsidiary. Each of the Company Websites and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable Legal Requirements in effect as of the applicable dates and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Legal Requirement. The Company and its Subsidiaries’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies. No claims have been asserted or, to the knowledge of the Company and its Subsidiaries, are threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or its Subsidiaries. With respect to all personal and user information described in this Section 2.10(y), the Company and its Subsidiaries have at all times implemented industry standard practices to protect the information against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company or any of its Subsidiaries, there has been no unauthorized access to or other misuse of that information. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies. Neither the Company nor any Subsidiary has received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(z) Neither the Company nor any Subsidiary has experienced any breach of security, or otherwise unauthorized access by third parties to, Confidential Information, including personally identifiable information in the Company’s possession, custody or control.

(aa) Schedule 2.10(aa) of the Company Disclosure Letter contains a complete list of all third party software development tools used by the Company or any of its Subsidiaries in the Business as previously conducted or presently conducted (the “Third Party Development Tools”). The Company or any Subsidiary has sufficient right, title and interest in and to the Third party Development Tools for the Business as previously conducted or presently conducted.

(bb) None of the Company Products: (i) contains hidden files, viruses, time bombs, Trojan horses, or other malicious code or files designed to interrupt, destroy, or limit the functionality of any computer software or hardware, (ii) contains back doors, trap doors or other similar code designed to allow access into any computer software or hardware without going through normal built-in security checks and logs, or (iii) to the Company’s knowledge, contains or are susceptible to any vulnerability described by the United States Computer Emergency Response Team and Symantec Bugtraq.

2.11 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, national, foreign, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

(iii) “Property” shall mean all real property leased or owned by the Company or any Subsidiary either currently or in the past.

(iv) “Facilities” shall mean all buildings and improvements on the Property.

(b)(i) All Hazardous Materials and wastes of the Company or any Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) neither the Company nor any Subsidiary has received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no Legal Proceedings are pending or, to the Company’s knowledge, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; and (vi) the Company’s and each Subsidiary’s uses and activities in the Facilities have at all times materially complied with all Environmental and Safety Laws.

2.12 Taxes.

(a) The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. The Company has delivered or made available to Acquirer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries.

(b) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes for any period (or portions of any period) prior to, or through the Closing Date that are not included in the calculation of Company Net Working Capital.

(c) There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in a lien against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) to the knowledge of the Company, no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Neither the Company nor any Subsidiary has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, nor does the Company or any Subsidiary have any Liability or potential Liability to another party under any such agreement.

(f) Each of the Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(g) Neither the Company nor any Subsidiary has consummated or participated in, and none of them are currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(h) Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(i) Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(j) The Company for itself and for each Subsidiary has disclosed in Schedule 2.12(j) of the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

(k) Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) occurring on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m) Each of the Company and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

(n) The Company for itself and for its Subsidiaries has provided to the Acquirer all documentation relating to any applicable Tax holidays or incentives. The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and, to the Company’s knowledge, none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(o) Neither the Company nor any Subsidiary is nor have any of them ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(p) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q) Each of the Company and each Subsidiary has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(r) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate (as defined below) to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(s) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(s) Schedule 2.12(s) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which the Company or its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code

(t) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor the Acquirer has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options.

(u) The Company has delivered or made available to Acquirer correct and complete copies of all election statements under Section 83(b) of the Code that were delivered to the Company, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center with respect to any Unvested Company Shares or other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

2.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company or its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) other than the Company Option Plan, all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of its Subsidiaries of greater than $1,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or such Subsidiary (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”). Correct and complete copies of all material documentation relating to the Company Employee Plans have been made available to Acquirer prior to the Agreement Date.

(b) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and the Company has complied in all material respects with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. No Company Employee Plan is covered by, and neither the Company nor ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Buyer (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(c) Neither the Company nor current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(d) Neither the Company nor ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(e) Each Company Employee Plan sponsored, maintained or contributed to under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed on Schedule 2.13(e) of the Company Disclosure Letter. Since inception, neither the Company nor any ERISA Affiliate has sponsored, maintained or contributed to or has any Liability with respect to a Foreign Plan.

(f) Each of the Company and its Subsidiaries is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Each of the Company and its Subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Company and its Subsidiaries has maintained adequate up-to-date records regarding the service of its employees and has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There is no litigation or controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees or any trade union or other organization formed for a similar purpose or any other employee representative(s), which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or governmental investigation and, to the knowledge of the Company, there are no circumstances which are likely to give rise to such litigation or controversies.

(g) Schedule 2.13(f) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that is currently in effect or under which the Company has Liabilities. Neither the Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(g) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company, any Subsidiary of the Company, nor to the knowledge of the Company any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.

(h) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(h) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries has given notice to the Company or such Subsidiary or is under a notice of dismissal, nor does the Company or such Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or such Subsidiary. The employment of the employees of the Company or any of its Subsidiaries is “at will” and neither the Company nor any of its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Schedule 2.13(h) of the Company Disclosure Letter. As of the date hereof, neither the Company nor any of its Subsidiaries has (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company or such Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or such Subsidiary of any terms or conditions of employment with Acquirer following the Closing Date.

(i) Schedule 2.13(i) of the Company Disclosure Letter sets forth a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company, showing each such person’s name, position, annual base salary, target bonus and target commissions, status as exempt/non-exempt, for the current fiscal year and the most recently completed fiscal year.

(j) The Company has made available to Buyer a true, correct and complete list of all of its current consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party or for any such consultant, advisory board member or independent contractor to which the Company may have Liability with respect thereto.

(k) The Company has made available to Buyer’s counsel true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance binders, which insurance binders shall provide a complete and correct summary of the underlying insurance policies, providing for the indemnification of any officers or directors of the Company and a summary of Liability for termination payments to current and former directors, officers and employees of the Company.

(l) The Company has delivered or made available to Buyer true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

2.14 Interested Party Transactions. None of the officers and directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees or stockholders of the Company or any Subsidiary and none of any immediate family member of an officer, director, employee or stockholder of the Company or any Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded and except for normal compensation for services as an officer, director or employee thereof). To the knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of stockholders under applicable Legal Requirements.

2.15 Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as well all material claims made under such policies and bonds during the last three fiscal years. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable by the Company under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Books and Records. The Company has delivered or made available to Acquirer or its legal counsel the minute books containing all records of all proceedings, consents, actions and meetings of board of directors and/or any committees thereof or stockholders of Company and its Subsidiaries. The minute books of Company and its Subsidiaries provided to Acquirer contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Company and its Subsidiaries that have occurred since inception. Without limiting the foregoing, the Company has delivered or made available to Acquirer complete and correct copies of all documents identified on the Company Disclosure Letter and has delivered such documents to the electronic data room utilized by Acquirer in connection with the transactions contemplated hereunder, as evidenced by the data room index set forth in Schedule 2.16 of the Company Disclosure Letter. All actions that require approval of the board of directors and/or committees thereof or stockholders of Company and its Subsidiaries have been duly approved, as necessary, by the boards of directors and/or committees thereof and stockholders of Company and its Subsidiaries in accordance with Delaware Law and other applicable corporate law.

2.17 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Schedule 2.17 of the Company Disclosure Letter (including by reference to the particular clause below), neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each a “Material Contract”):

(i) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products (each a “Reseller Agreement”);

(ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter;

(iii) any Contract that expires or may be renewed at the option of any Person other than the Company or any Subsidiary so as to expire more than one year after the date of this Agreement other than a Contract which is terminable for any reason by the Company or any Subsidiary within one year after the date of this Agreement and other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter and standard “click-through” customer contracts in the ordinary course of business;

(iv) any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any Contract providing for capital expenditures in excess of $50,000 in the aggregate;

(vi) any Contract limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $10,000 per annum;

(viii) any Contract of guarantee, indemnification, assumption or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than Intellectual Property Rights and other indemnities granted by the Company or any Subsidiary under Standard Inbound IP Agreements and Standard Outbound IP Agreements;

(ix) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(x) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is granted any rights to Third Party Intellectual Property or pursuant to which the Company or any Subsidiary is granted the right to market, resell or distribute any products, technology or services of any Person;

(xi) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Acquirer’s counsel;

(xii) any Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;

(xiii)(A) any joint venture Contract, (B) other than Reseller Agreements, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $50,000 per annum;

(xiv) any Company Product warranty, other than standard warranties of Company or any Subsidiary included in the packaging of Company Products and warranties granted under Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) of the Company Disclosure Letter;

(xv) any Contract under which the Company or any Subsidiary provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party, other than standard technical support services for Company Products;

(xvi) any Contract with any investment banker, broker, advisor or similar party retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xvii) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or material assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(xviii) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor (each a “Government Contract”);

(xix) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or a Subsidiary in the ordinary course of business consistent with past practice;

(xx) any settlement agreement;

(xxi) any Contract with any labor union or any collective bargaining agreement or similar agreement with its employees; or

(xxii) any other Contract not listed in clauses (i) – (xxi) that individually had or has a value or payment obligation to the Company in excess of $100,000 over the life of the Contract and that is otherwise material to the Company or its Subsidiaries or the their respective businesses, operations, financial condition, properties or assets.

(b) All Material Contracts are in written form. The Company or the applicable Subsidiary has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company nor any of its Subsidiaries has any Liability for renegotiation of government Contracts.

2.18 Transaction Fees. Except for fees due and payable to GCA Savvian Advisors pursuant to that agreement listed on Schedule 2.17(xvi) of the Company Disclosure Letter, which agreement has not been amended or modified, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. A good faith estimate of the unpaid

Transaction Expenses as of the Closing, including the name of the party to whom payable, is set forth on Schedule 2.18 of the Company Disclosure Letter; provided that it is agreed that the Effective Time Holders shall not have any liability pursuant to this Section 2.18 in the event such estimate of Transaction Expenses as set forth on Schedule 2.18 is incorrect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to the Company as follows:

3.1 Organization and Standing. Each of Acquirer and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Neither Acquirer nor Sub is in violation of any of the provisions of its Restated Certificate of Incorporation or Bylaws.

3.2 Authority; Noncontravention.

(a) Each of Acquirer and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquirer and Sub. This Agreement has been duly executed and delivered by each of Acquirer and Sub and constitutes the valid and binding obligation of Acquirer and Sub enforceable against Acquirer and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Acquirer and Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Restated Certificate of Incorporation or Bylaws of Acquirer, in each case as amended to date, or (ii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, and (ii) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3 Financing. Acquirer has sufficient cash funds to consummate the transactions contemplated by this Agreement, including payment of the Total Merger Consideration and all fees and expenses required to be paid by Acquirer or Sub.

3.4 Litigation. Except as disclosed in the forms, reports and documents filed by Acquirer with the SEC as of the Agreement Date, there is no litigation pending or, to Acquirer’s knowledge, threatened against Acquirer, which is reasonably likely to succeed on its merits and if adversely determined would reasonably result in Acquirer not being able to consummate the Merger.

3.5 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE 4

CONDUCT PRIOR TO THE CLOSING DATE

4.1 Conduct of Business of the Company and Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a) the Company shall, and shall cause each Subsidiary to, conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer) and in compliance with all applicable Legal Requirements;

(b) the Company shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c) the Company shall promptly notify Acquirer of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business as to which the Company has knowledge, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, as to which the Company has knowledge and would reasonably be expected to cause any of the conditions to closing set forth in Article 6 (other than Section 6.2) not to be satisfied; and

(d) the Company shall, and shall cause each Subsidiary to, assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract to lapse or terminate by its terms.

4.2 Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer):

(a) Charter Documents. Cause or permit any amendments to its Amended and Restated Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;

(b) Dividends. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Material Contracts. Enter into any Contract that would constitute a Material Contract (other than customer contracts in the ordinary course of business) or violate, terminate, amend, or otherwise materially modify or waive any of the material terms of any of its Material Contracts;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date; and (ii) the repurchase of any shares of Company Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(f) Loans and Investments. (A) Make any loans or advances (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person (other than ordinary course funding to its existing Subsidiaries in order to fund operations in amounts consistent with past practice), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money, or (B) incur any indebtedness for borrowed money or guarantee any such indebtedness;

(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than under Standard Inbound IP Agreements or Standard Outbound IP Agreements), or transfer or provide a copy of any Company Source Code to any Person (including any former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to Key Employees, the individuals set forth on Schedule 6.3(f) and consultants of the Company or its Subsidiaries involved in the development of the Company Products, consistent with past practices);

(h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquirer’s business activities;

(i) Dispositions; Acquisitions. (A) Sell, lease, license or otherwise dispose of any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing, or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(j) Leases. Enter into any operating lease or similar transaction;

(k) Payment of Obligations. Pay, discharge or satisfy any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice;

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $100,000 in the aggregate;

(m) Insurance. Materially change the amount of any insurance coverage;

(n) Termination or Waiver. Cancel, release or waive any material claims or rights held by it;

(o) Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under applicable Legal Requirements, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(o) of the Company Disclosure Letter);

(p) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(p) of the Company Disclosure Letter);

(q) Lawsuits; Settlements. (i) Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute (except where the amount in controversy does not exceed $25,000 and does not involve injunctive or other equitable relief);

(r) Accounting; Taxes. (A) Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer, or (B) make or change any election in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(s) Real Property; Encumbrances. Enter into any agreement for the purchase, sale or lease of any real property, or place or allow the creation of any Encumbrance (other than Permitted Encumbrances) on any of its properties;

(t) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(u) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.14 of the Company Disclosure Letter; and

(v) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (u) in this Section 4.2.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Stockholder Approval and Board Recommendation.

(a) The Company shall take all action necessary in accordance with this Agreement, Delaware Law, California Law, its Amended and Restated Certificate of Incorporation and its Bylaws to secure the Company Stockholder Approval. The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.1(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or in the event that the Company Board withholds, withdraws, amends or modifies its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. The Company shall obtain an executed Company Stockholder Consent and Stockholder Agreement from each Company Stockholder listed on Exhibit B-1 promptly, and in any event within twenty-four (24) hours following the execution and delivery of this Agreement by the Company. Promptly upon receipt of the executed Company Stockholder Consent from sufficient Company Stockholders to secure the Company Stockholder Approval, the Company shall deliver copies thereof to Acquirer. The Company shall exercise commercially reasonable efforts to obtain an executed Company Stockholder Consent from each stockholder of the Company not listed in Exhibit B-1, and as soon as commercially practicable after the date hereof and prior to the Closing, shall provide to each stockholder of the Company not listed in Exhibit B-1 an information statement or other reasonably appropriate disclosure document in connection with this Agreement and the Merger (which shall include appropriate references to appraisal rights or dissenters’ rights under Delaware Law or California Law in connection with the Merger).

(b)(i) Subject to its fiduciary duties, the Company’s Board of Directors shall unanimously recommend that the Company’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Company’s stockholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended that the Company’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent (such document, the “Information Statement”); and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement.

5.2 No Solicitation.

(a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article 7, neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, facilitate, knowingly support or knowingly induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. Each of the Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Company Representative takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or any of its Subsidiaries, or from the Company Stockholders, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b) The Company shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company and/or any Subsidiary (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer which the Company has knowledge that constitutes, or in the Company’s reasonable judgment would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request received by the Company or, to the Company’s knowledge, any of the Company Representatives for nonpublic information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Acquirer. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and shall provide to Acquirer a true, correct and complete copy of such modified inquiry, expression of interest, proposal or offer and any amendments thereto, if it is in writing, or a reasonable written summary of the material terms thereof, if it is not in writing.

5.3 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquirer and the Company have previously executed a mutual confidentiality agreement dated September 9, 2010 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. The Effective Time Holders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Effective Time Holders’ Agent were a party thereto.

(b) The Company shall not, and the Company shall cause each Subsidiary and shall instruct each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without the prior written approval of Acquirer, unless required by law and except as reasonably necessary for the Company to obtain the consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquirer and the Company shall mutually agree on the content of the joint press release announcing the Merger and thereafter Acquirer may make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may determine is reasonably appropriate.

5.4 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

5.5 Notices. The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.6 Litigation. The Company will (i) notify Acquirer in writing promptly after receiving knowledge of any Legal Proceeding initiated by or against it or any of its Subsidiaries, or known by the Company to be threatened against the Company, any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

5.7 Access to Information. During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall afford Acquirer and its accountants, counsel and other representatives, reasonable access during business hours to (a) all of the Company’s and each of its Subsidiaries’ properties, books, Contracts and records and (b) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Acquirer may reasonably request; provided, however, that the Company reserves the right to deny access to any material that the Company reasonably believes upon advice of counsel that (i) such exclusion is reasonably necessary to preserve attorney-client privilege or (ii) such disclosure would violate Legal Requirements or the Company’s obligation to a third party to keep such material confidential, provided that, the Company and Acquirer shall cooperate in good faith to design and implement alternative procedures to enable Acquirer to evaluate any such documents or information without causing a violation, loss of privilege, breach or default thereunder or giving any third party a right to terminate or accelerate the rights thereunder. No information or knowledge obtained by Acquirer during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.8 Expenses. Except as otherwise set forth herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.

5.9 Employees and Contractors.

(a) With respect to any employee of the Company or its Subsidiaries who receives an offer of employment from Acquirer or the Surviving Corporation, the Company shall assist Acquirer with its efforts to enter into Employment Documents with such employee as soon as practicable after the date hereof and in any event prior to the Closing Date. Notwithstanding any of the foregoing, neither Acquirer nor Sub (including the Surviving Corporation) shall have any obligation to make an offer of employment to any employee of the Company (other than the Employment Documents previously extended to and executed by the Key Employees on the Agreement Date). With respect to matters described in this Section 5.9, the Company will not, and shall cause each of its Subsidiaries not to, send any notices or other communication materials to any of their respective employees that may adversely affect Acquirer’s attempt to hire or retain such employees without Acquirer’s prior written consent. Effective no later than immediately prior to the Closing, the Company shall, and shall cause its Subsidiaries to, terminate the employment of each of those Company and Subsidiary employees who (i) have not received an offer of continued employment with the Surviving Corporation or Acquirer prior to the Closing Date and (ii) have declined an offer of continued employment with the Surviving Corporation or Acquirer prior to the Closing Date (the “Designated Employees”).

(b) All employees of the Company who shall continue in employment with the Surviving Corporation or Acquirer following the Closing Date (collectively, the “Continuing Employees”) shall participate in the health, welfare and other benefit programs of Acquirer that in the aggregate are substantially equivalent to those applicable to employees of Acquirer in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits).

5.10 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquirer provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Acquirer provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Acquirer with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer no later than three Business Days prior to the Closing Date.

5.11 Company Noteholder Acknowledgement Letters.

(a) The Company shall obtain and deliver to Acquirer acknowledgement letters in a form reasonably satisfactory to Acquirer (each, a “Noteholder Acknowledgement Letter” and collectively, the “Noteholder Acknowledgement Letters”) executed by each Company Noteholder, which Noteholder Acknowledgement Letters shall include: (a) the balance required to pay in full each Company Note as of the Closing (including outstanding principal and all accrued and unpaid interest); (b) an acknowledgement from each of the Company Noteholders that effective and contingent upon the Closing such Company Noteholder’s Company Note(s) shall represent only the right to receive an amount of cash equal to the amount required to pay such Company Note in full as of the Closing, as required by the foregoing clause (a); (c) an acknowledgement from each of the Company Noteholders that all security interests in any assets of the Company relating to such Company Noteholder’s Company Note(s) will be released upon such Company Noteholder’s receipt of an amount of cash equal to the amount required to pay such Company Noteholder’s Company Note(s) in full as of the Closing, as required by the foregoing clause (a); and (d) an Internal Revenue Service form W-9.

(b) The Company shall obtain and deliver to Acquirer an acknowledgement letter in a form reasonably satisfactory to Acquirer (a “Payoff Letter”) executed by Comerica Bank (“Comerica”), which Payoff Letter shall include: (a) the balance required to pay in full the amounts outstanding pursuant to that certain Loan and Security Agreement by and between the Company and Comerica, dated as of March 24, 2009, as amended (such amount, the “Comerica Debt”); and (b) an acknowledgement from Comerica that all security interest in any assets of the Company relating to such Comerica Debt will be released upon Comerica’s receipt of an amount of cash equal to the amount required to pay such Comerica Debt in full as of the Closing, as required by the foregoing clause (a).

5.12 Audit. The Company shall cooperate with its accountants to complete an audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2009, which audit shall be performed by Deloitte & Touche LLP.

5.13 Insurance. Prior to the Closing, the Company may obtain up to a six year prepaid “tail policy” for its directors and officers with coverage amounts as the Company may determine in its sole discretion prior to the Closing; provided, however, that the fees and expenses associated with such “tail policy”, for the term of such “tail policy”, shall be included as a liability in the calculation of the Company Net Working Capital and shall be reflected in the Company Net Working Capital Certificate. Acquirer shall cause the Surviving Corporation to cause to be maintained in effect such “tail policy” during such six year period.

5.14 Director and Officer Indemnification. For a period of six years following the Effective Time, Acquirer shall, or shall cause the Company to, fulfill the obligations of the Company to indemnify each Person who is or was a director or officer of the Company as of the Agreement Date against any losses such Person may incur based upon matters existing or occurring prior to the Closing pursuant to any applicable indemnification agreement identified in Schedule 2.17(viii) of the Company Disclosure Schedule and as in effect on the Agreement Date or as set forth in the charter or bylaws of the Company or any Subsidiary as of the date hereof.

5.15 Tax Matters. Acquirer and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding.

5.16 Export Control Voluntary Disclosure. Prior to the Agreement Date, the Company has retained export control counsel (the “Export Control Counsel”) for purposes of preparing and filing the notification and documentation described below in accordance with the United States Export Administration Regulations (the “EAR”). The Company will thereafter use reasonable efforts in cooperation with such counsel and Acquirer counsel to notify the United States Bureau of Industry and Security (“BIS”) in writing and in accordance with §764.5 of the EAR of (a) any exports or deemed exports of Company products or technology in violation of the EAR and (b) any other information regarding the Company’s exports that is required to be disclosed under §764.5 of the EAR. The Company will (i) include with such notice a true and complete narrative account and all supporting documentation described in §764.5 of the EAR; (ii) provide prompt, complete and full cooperation with BIS to expedite and complete whatever investigation or administration action is initiated by BIS and take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed; and (iii) provide Acquirer and its counsel a reasonable opportunity to review and comment on any such communications with the BIS, and address any reasonable recommendations of Acquirer and its counsel with respect thereto, before filing any such communications with BIS. All fees and expenses of the Export Control Counsel incurred in connection with the foregoing shall be considered Transaction Expenses.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law and California Law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.

(b) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Governmental Approvals. Acquirer and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquirer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.3(a).

6.3 Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in Article 2 of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect and the representations and warranties contained in Section 2.2, which representations and warranties shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(b) Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.3(b).

(c) No Legal Proceedings. No Governmental Entity shall have commenced or threatened to commence any Legal Proceeding (i) challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of stock of the Surviving Corporation, or (ii) that could, if adversely determined or settled against the Company or any of its Subsidiaries, be reasonably likely to result in a Material Adverse Effect on the Company.

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquirer’s ownership, conduct or operation of the business of the Company following the Closing shall be in effect. There shall not be pending or threatened any suit, action or proceeding brought by any Governmental Entity seeking any of the foregoing or any Antitrust Restraint.

(e) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the Agreement Date.

(f) Employees. (i) Each Key Employee shall have remained continuously employed with the Company or a Subsidiary from the Agreement Date through the Closing and shall have signed each of the Employment Documents, and no action shall have been taken by any such individual to rescind any such document; and (ii) no fewer than eighty percent (80%) of the individuals set forth on Schedule 6.3(f) hereto to whom Acquirer has offered employment shall have remained continuously employed with the Company or a Subsidiary from the Agreement Date through the Closing and shall have signed each of the Employment Documents, and no action shall have been taken by any such individual to rescind any such document.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

(a) by mutual written consent duly authorized by the Company and Acquirer;

(b) by either Acquirer or the Company, if the Closing shall not have occurred on or before October 22, 2010 (the “Termination Date”); and provided, further, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by either Acquirer or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(d) by Acquirer, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured by the Termination Date after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) there shall have been a Material Adverse Effect with respect to the Company or (iii) if the Persons identified on Exhibit B-1 have not delivered an executed Company Stockholder Consent and Company Stockholder Agreement within twenty-four (24) hours following the execution of this Agreement by the parties hereto; or

(e) by the Company, if Acquirer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured by the Termination Date after receipt by Acquirer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

Any termination of this Agreement under clauses (b) through (e) of this Section 7.1 will be effective by the delivery of a written notice of the terminating party to the other party hereto.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, Sub, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 5.2 (Confidentiality; Public Disclosure), this Section 7.2 (Effect of Termination), Article 9 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

7.3 Amendment. The parties hereto may amend this Agreement at any time prior to the Closing Date pursuant to an instrument in writing signed on behalf of each of the parties hereto, and the Effective Time Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Effective Time Holders’ Agent.

7.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Effective Time Holders’ Agent and Acquirer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Effective Time Holders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8

ESCROW FUND AND INDEMNIFICATION

8.1 Escrow Fund.

(a) At the Effective Time, the Escrow Cash shall be deposited with the Escrow Agent, such deposit, together with any interest that may be earned thereof, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.2 below)) only for Indemnifiable Damages (as such term is defined in Section 8.2 below) pursuant to the indemnification obligations of the Effective Time Holders set forth herein. No portion (nor all) of the Escrow Fund, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by any Indemnified Party, the Company or any Effective Time Holder, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Indemnified Party, the Company or Effective Time Holder, in each case prior to the disbursement of the Escrow Fund to any Effective Time Holder in accordance with Section 8.1(b) below.

(b) Within three (3) Business Days following the date that is twelve (12) months after the Closing Date (the “Escrow Release Date”), Acquirer will instruct the Escrow Agent to disburse (i) to each Effective Time Holder such Effective Time Holder’s Pro Rata Share of the Escrow Fund less (i) that portion of the Escrow Fund previously paid to Acquirer in satisfaction of claims for indemnification in accordance with Article 8 of this Agreement and (ii) that portion of the Escrow Fund that is reasonably necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate (as defined in Section 8.5 below) delivered to the Effective Time Holders’ Agent prior to the Escrow Release Date. Any portion of the Escrow Fund held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be disbursed to the Effective Time Holders in accordance with the preceding sentence within three (3) Business Days following resolution of such claims.

8.2 Indemnification. Subject to the limitations set forth in this Article 8, the Effective Time Holders shall severally, but not jointly, based on each such Effective Time Holder’s Pro Rata Share, indemnify and hold harmless Acquirer and its officers, directors and employees (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, reductions in value, fees, interest, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), resulting from (i) any failure of any representation or warranty made by the Company in Article 2 of this Agreement to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any breach of or default by the Company of any of the covenants or agreements made by the Company in this Agreement, (iii) any inaccuracies in the Spreadsheet or the Company Closing Net Working Capital Certificate, (iv) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.8(a) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ rights and (v) the use by the Company of or the inclusion in the Company Intellectual Property Rights of any Open Source Materials set forth on Schedule 8.2 attached hereto (irrespective of whether such matter is disclosed in the Company Disclosure Letter), provided that Indemnifiable Damages for purposes of this Section 8.2(v) shall include internal or external costs of a reengineering project undertaken by the Surviving Corporation in consultation with and under the supervision of (a) Timothy S. Olsen, or, (b) in Mr. Olsen’s absence or unwillingness to perform, a designee to be appointed by Acquirer. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

8.3 Threshold; Other Limitations.

(a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim against the Escrow Fund in respect of any claim for indemnification that is made pursuant to clause (i) of the first sentence of Section 8.2 (and that does not involve fraud by the Company (provided that for all purposes of this Article 8 and Article 9, fraud by the Company shall exclude fraud to the extent due to negligent misrepresentation), unless and until a Claim Certificate (as defined below) describing Indemnifiable Damages in an aggregate amount greater than $50,000 (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive (to the extent permitted by this Agreement and the Escrow Agreement) an amount of cash from the Escrow Fund for all Indemnifiable Damages (including the amount of the Threshold).

(b) If the Merger is consummated, recovery from the Escrow Fund shall constitute the sole and exclusive remedy for money damages for any matter arising out of relating to this Agreement, and any documents and instruments delivered or entered into by, or on behalf of the Company or its Subsidiaries in connection with this Agreement or the interpretation, making, performance, breach or termination thereof, including the indemnification obligations under this Agreement, except in the case of fraud by the Company. In the case of such fraud by the Company, after Indemnified Persons have exhausted all claims made upon the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom up to (and under no circumstances in excess of) the portion of the Total Merger Consideration actually received by such Effective Time Holder. Notwithstanding the foregoing, the aggregate Indemnifiable Damages for matters relating to or arising out of Section 8.2(v) shall not in any event exceed $250,000. For the avoidance of doubt, notwithstanding anything contained in this Agreement to the contrary, no Effective Time Holder who does not receive any Total Merger Consideration shall have any liability to Acquirer, Sub, Surviving Corporation or any other Effective Time Holder for any reason in connection with the Merger.

(c) Notwithstanding anything in this Agreement to the contrary, no Indemnified Person shall have any right to seek indemnification under this Agreement for any Indemnifiable Damages for punitive or exemplary damages except for punitive or exemplary damages that are paid by an Indemnified Person to a third party pursuant to a judgment regarding one or more third party claims and subject of the procedures set forth in Section 8.8.

(d) Any claim with respect to any breach or nonperformance of a representation, warranty, covenant or agreement shall be net of any insurance proceeds received by the Indemnified Person (net of any costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to the insurance claim in respect of Indemnifiable Damages), provided, however, that Acquirer and other Indemnified Persons shall have no obligation hereunder to make any insurance claims.

(e) Any claim with respect to any breach or nonperformance of a representation, warranty, covenant or agreement shall be net of the amount by which such item has been expressly included as a liability in the calculation of Company Net Working Capital.

8.4 Period for Claims Against Escrow Fund. Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) against the Escrow Fund for Indemnifiable Damages shall commence at the Closing and terminate at 11:59 p.m. California time on the day that is twelve (12) months following the Closing Date (the “Escrow Period”). The Claims Period

for Indemnifiable Damages arising out of, resulting from or in connection with claims with respect to fraud by the Company shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations. The availability of the Escrow Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification which any Effective Time Holder may have in his or her capacity as an officer, director, employee, or agent of the Company or any of the Subsidiaries, and no such Effective Time Holder will be entitled to any indemnification from the Company or the Surviving Corporation for amounts paid for indemnification under this Article 8. Furthermore, the Effective Time Holders shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Acquirer with respect to any Indemnifiable Damages claimed by an Indemnified Person. The foregoing notwithstanding, nothing contained in this Agreement shall limit any rights to indemnification or reimbursement that any director, officer, employee or agent has pursuant to any Contract with the Company or any Subsidiary, any provision of the charter or bylaws of the Company or any Subsidiary or any applicable Legal Requirement.

8.5 Claims.

(a) On or before the last day of the applicable Claims Period, Acquirer may deliver to the Effective Time Holders’ Agent a certificate signed by any officer of Acquirer (an “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or that it reasonably believes it will incur, pay, reserve or accrue, Indemnifiable Damages;

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably believed by Acquirer to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Effective Time Holders’ Agent or the Effective Time Holders are materially prejudiced thereby. At the time of delivery of any Claim Certificate to the Effective Time Holders’ Agent, if such delivery is on or before the Escrow Release Date, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Acquirer (on behalf of itself or any other Indemnified Person).

(b) The parties agree that if Acquirer or its Subsidiaries following the Closing are unable to collect in full on more than an aggregate of $0 of the Purchase Orders within 90 calendar days from the invoicing date (such uncollectible amount in excess of $0, the “Deficiency”), Acquirer shall be permitted to bring a claim or claims against the Escrow Fund for the entire amount of the Deficiency by delivering a Claim Certificate in accordance with Section 8.5(a) of this Agreement, and such claim for Indemnifiable Damages as set forth in such Claim Certificate shall not be subject to nor count towards the Threshold, nor subject to any challenge or dispute by the Effective Time Holders’ Agent.

8.6 Resolution of Objections to Claims.

(a) If the Effective Time Holders’ Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within 25 Business Days after any such Claim Certificate is received by the Effective Time Holders’ Agent, then the Effective Time Holders’ Agent will be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Indemnified Person of the full amount of Indemnifiable Damages specified in the Claim Certificate, including the forfeiture of such amount from the Escrow Fund having a value sufficient to satisfy such Indemnifiable Damages and, without further notice, to have stipulated to the entry of a final judgment for Indemnifiable Damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) If the Effective Time Holders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within such 25 Business Day period, Acquirer and the Effective Time Holders’ Agent shall attempt in good faith for 30 Business Days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Effective Time Holders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute such amount from the Escrow Fund in accordance with the terms of such memorandum.

(c) If no such agreement can be reached during the 30 Business Day period for good faith negotiation, but in any event upon the expiration of such 30 Business Day period, either Acquirer or the Effective Time Holders’ Agent may submit the matter to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”) pursuant to Section 9.9 hereof.

(d) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

8.7 Effective Time Holders’ Agent.

(a) At the Closing, Jason Matlof shall be constituted and appointed as the Effective Time Holders’ Agent. For purposes of this Agreement, the term “Effective Time Holders’ Agent” shall mean the agent for and on behalf of the Effective Time Holders to: (i) execute, as Effective Time Holders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Effective Time Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Company Stockholder individually and not by the Effective Time Holders’ Agent); (iii) review, negotiate and agree to and authorize deliveries to Acquirer of cash from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article 8; (iv) object to such claims pursuant to Section 8.5; (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Effective Time Holder or necessary in the judgment of the Effective Time Holders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Stockholders and Retention Plan Participants; (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Effective Time Holders (other than with respect to the issuance of the Total Merger Consideration less the Escrow Fund) in accordance with the terms hereof and in the manner provided herein; and (viii) take all actions necessary or appropriate in the judgment of the Effective Time Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer, Sub and their respective Affiliates (including without limitation, after the Closing Date, the Surviving Corporation) shall be entitled to rely on the appointment of Jason Matlof as the Effective Time Holders’ Agent and treat such Effective Time Holders’ Agent as the duly appointed attorney-in-fact of each Effective Time Holder and as having the duties, power and authority provided for in this Section 8.7. The Effective Time Holders shall be bound by all actions taken and documents executed by the Effective Time Holders’ Agent in connection with this Article 8, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Effective Time Holders’ Agent.

(b) The Effective Time Holders’ Agent shall not be liable to any Effective Time Holder for any act done or omitted hereunder as the Effective Time Holders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Holders’ Agent shall serve as the Effective Time Holders’ Agent without compensation; provided, that the Effective Time Holders shall severally (based on their Pro Rata Share) indemnify the Effective Time Holders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Effective Time Holders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Effective Time Holders’ Agent (collectively, the “Effective Time Holders’ Agent Expenses”). Except as set forth below, none of the Effective Time Holders’ Agent Expenses will be paid from the Escrow Fund; provided, however, that on the Escrow Release Date, following the resolution of all pending claims by the Indemnified Persons for Indemnifiable Damages, the Effective Time Holders’ Agent shall have the right to recover the Effective Time Holders’ Agent Expenses from any remaining portion of the Escrow Fund prior to any distribution to the Effective Time Holders, and prior to any such distribution, shall deliver to Acquirer a certificate setting forth the Effective Time Holders’ Agent Expenses actually incurred. Upon receipt of such certificate, Acquirer shall pay such Effective Time Holders’ Agent Expenses out of the Escrow Fund to the Effective Time Holders’ Agent. The Effective Time Holders’ Agent shall be entitled to reimbursement of any Effective Time Holders’ Agent Expenses that are not reimbursed out of the Escrow Fund by the Indemnifying Persons on a several, but not joint, basis, based on each Effective Time Holder’s Pro Rata Share. Acquirer shall not have any obligation or liability for such Effective Time Holders’ Agent Expenses.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Effective Time Holders’ Agent that is within the scope of the Effective Time Holders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Effective Time Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Holder. Acquirer, the other Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Effective Time Holders’ Agent.

8.8 Third-Party Claims. In the event Acquirer becomes aware of a third-party claim which Acquirer in good faith believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquirer shall have the right to conduct the defense of and to settle or resolve any such claim (and the reasonable fees and expenses incurred by Acquirer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer may seek indemnification pursuant to a claim made hereunder). The Effective Time Holders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Effective Time Holders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Effective Time Holders’ Agent has agreed to the Indemnifiable Damages covered by the settlement or resolution, no settlement or resolution by Acquirer of any claim that gives rise to a claim against the Escrow Fund by or on behalf of an Indemnified Person shall be determinative of the validity of such claim or the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Effective Time Holders’ Agent has consented to any such settlement or resolutions and agreed to the Indemnifiable Damages described or set forth therein, neither the Effective Time Holders’ Agent nor any Effective Time Holder shall have any power or authority to object under Section 8.5 or any other provision of this Article 8 to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.

ARTICLE 9

GENERAL PROVISIONS

9.1 Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is twelve (12) months following the Closing Date; provided, however, that no right to indemnification pursuant to Article 8 in respect of any claim based upon an inaccuracy or breach of a representation or warranty that is set forth in an Claim Certificate delivered to the Effective Time Holders’ Agent prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty. The representations and warranties of the Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect at 11:59 p.m. California time on the 12-month anniversary of the Closing provided, however, no right to indemnification pursuant to Article 8 in respect of any claim that is set forth in an Claim Certificate delivered to the Escrow Agent prior to the expiration of the Escrow Period shall be affected by the expiration of such representations and warranties. The representations and warranties of Acquirer contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article 4 and Article 5) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing. Other than for fraud by the Company, Acquirer and the Company expressly agree pursuant to this Section 9.1 to shorten the statutes of limitations applicable to all claims and causes of action based upon inaccuracies in or breaches of (i) representations and warranties of the Company in this Agreement and (ii) the representations and warranties of Acquirer and Sub in this Agreement, in each case to the period specified in this Section 9.1.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquirer or Sub, to:

ShoreTel, Inc.

960 Stewart Drive

Sunnyvale, CA 94085

Attention: General Counsel

Facsimile No.: (408) 331-3333

Telephone No.: (408) 331-3300

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Dennis DeBroeck, Esq.

Jeffrey R. Vetter, Esq.

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

(ii) if to the Company, to:

Agito Networks, Inc.

3255 Scott Blvd., Building 3, Suite 101

Santa Clara, CA 95054

Attention: President

Facsimile No.: (408) 919-8001

Telephone No.: (408) 919-8000

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: Glen R. Van Ligten

Richard V. Smith

Facsimile No.: (650) 614-7401

Telephone No.: (650) 614-7400

(iii) If to the Effective Time Holders’ Agent, to:

Jason Matlof

2884 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Facsimile No.: (650) 372-3930

Telephone No.: (650) 372-3939

9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 8 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may, without the prior written consent of the other parties hereto, assign this Agreement to any direct or indirect wholly owned subsidiary of Acquirer or in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction provided that Acquirer shall continue to be liable for the payment of the Total Merger Consideration. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Any assignment in violation of this Section 9.6 will be void.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled seek to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties agree that any dispute with respect to any matter relating to the transactions contemplated hereby or covered under this Agreement, other than the Employment Documents, or the interpretation, making, performance, breach or termination thereof, will be submitted to confidential, mandatory, final and binding arbitration before J.A.M.S., governed by the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Santa Clara County, California. Either Acquirer or the Effective Time Holders’ Agent may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S.’s Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 9.9. The arbitration of any such dispute shall be conducted by a single arbitrator mutually agreed on by Acquirer and the Effective Time Holders’ Agent and selected from J.A.M.S.’s panel of neutrals. The parties will cooperate with J.A.M.S. and with each other in promptly selecting the arbitrator from J.A.M.S.’s panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that the parties to the arbitration will bear equally the expense of deposits and advances required by the arbitrator in equal proportions. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. If for any reason J.A.M.S. or its successor no longer is in business, then the arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will promptly deliver such documents to Escrow Agent, the Effective Time Holders’ Agent and Acquirer, together with a copy of the Final Award signed by the arbitrator..

9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, Acquirer, Sub, the Company, and the Effective Time Holders’ Agent have caused this Agreement to be executed and delivered, all as of the date first written above.

SHORETEL, INC.

By:	/s/ Donald Girskis
Name:	Donald Girskis
Title:	Chief Executive Officer

ATOLL ACQUISITION CORP.

By:	/s/ Ava Hahn
Name:	Ava Hahn
Title:	President

AGITO NETWORKS, INC.

By:	/s/ Amit Chawla
Name:	Amit Chawla
Title:	President & CEO

EFFECTIVE TIME HOLDERS’ AGENT

By:	/s/ Jason Matlof
Name:	Jason Matlof

EXHIBIT A

Definitions

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

All references to dollar amounts or figures used in this Agreement means such dollar amount or such figure in terms of U.S. dollars.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Charter Liquidation Preference” means the sum of the Series A1 Charter Liquidation Preference, the Series A2 Charter Liquidation Preference, and the Series B Charter Liquidation Preference.

“Aggregate Series A1 Stock Amount” means (A) the Series A1 Liquidation Preference Percentage multiplied by (B) the Total Stockholder Consideration.

“Aggregate Series A2 Stock Amount” means (A) the Series A2 Liquidation Preference Percentage multiplied by (B) the Total Stockholder Consideration.

“Aggregate Series B Stock Amount” means (A) the Series B Liquidation Preference Percentage multiplied by (B) the Total Stockholder Consideration.

“Antitrust Restraint” means any obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license, transfer or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer or any of its affiliates or the Company or its Subsidiaries, (2) the discontinuation of any product or service of Acquirer or any of its Affiliates or the Company or any of its Subsidiaries, (3) the licensing or provision of any technology, software or other Intellectual Property of Acquirer or any of its Affiliates or the Company or any of its Subsidiaries to any Person, (4) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own their respective assets, or (3) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock.

“Business” means the business of the Company and its Subsidiaries as currently conducted and as currently proposed by the Company to be conducted by the Company or any of its Subsidiaries.

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.

“California Law” means the General Corporation Law of the State of California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the capital stock of the Company.

“Company Common Stock” means the Common Stock, par value of $0.001 per share

“Company Debt” means, without duplication, (a) all obligations and liabilities of Company or any of its Subsidiaries for borrowed money; (b) all obligations and liabilities of Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by Company, whether or not the obligation secured thereby has been assumed by Company or any of its Subsidiaries; (d) all guarantees by Company or any of its Subsidiaries of obligations of others for borrowed money; and (e) all obligations and liabilities, contingent or otherwise, of Company or any of its Subsidiaries as an account party in respect of letters of credit and letters of guaranty.

“Company Net Working Capital” means (i) the Company’s consolidated total current assets as of the Closing Date (as defined by and determined in accordance with GAAP) less (ii) the Company’s consolidated total current liabilities as of the Closing Date (as defined by and determined in accordance with GAAP). For purposes of calculating Company Net Working Capital, (A) the Company’s current liabilities (1) shall include all short- and long-term Company Debt (including any prepayment penalties or early termination fees associated with such Company Debt) whether or not treated as current liability under GAAP and Transaction Expenses that remain unpaid as of immediately prior to the Effective Time (which Transaction Expenses shall include an accrual of approximately $5,000 for the filing fees, legal fees and expenses of Export Control Counsel for purposes of preparing and filing the notification and documentation with the EAR a described in Section 5.16 below, and as reasonably estimated by Export Control Counsel for purposes of responding to requests relating to such matter following the Closing), (2) shall include cash bonuses (which for the avoidance of doubt shall exclude the Company Retention Bonus Plan Amount, but shall include the employer portion of tax withholding related to the payment of the Company Retention Bonus Plan Amount, as set forth below) and any employer withholding attributable thereto, severance or other amounts payable to Company employees, (3) shall include all Liabilities for Taxes as of the Closing Date, whether or not such Liabilities for Taxes would be then due and payable and whether or not they would be treated as a current liability under GAAP, (4) shall include the employer portion of tax withholding related to the payment of the Plan Participant Closing Amounts, (5) shall include the cost of completing an audit of the Company’s 2009 financial statements, (6) but shall exclude all deferred revenues (B) the Company’s current assets shall exclude accounts receivable that are outstanding for more than ninety (90) days or that are otherwise doubtful. In determining the Liability for Taxes as of the Closing Date with respect to a Tax period that includes but does not end on the Closing Date, the amount of any Tax based on or measured by income or receipts shall be determined based on an interim closing of the books as of the end of the Closing Date, and the amount of any other Tax for such period shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the total number of days in Tax period and (C) subject to Section 8.5(b) of the Agreement, current assets shall include the amounts with respect to certain purchase orders during the first two weeks of October 2010 as set forth on Schedule A attached hereto (collectively, the “Purchase Orders”). Notwithstanding the foregoing, the Effective Time Holders shall not be liable for (i) any Taxes resulting from an election by Acquirer or its subsidiaries, including the Surviving Corporation, being made under Code Section 338(g) or under any comparable provisions of any other state, local or foreign laws with respect to the acquisition of the Company Capital Stock pursuant to the Merger, or (ii) any Taxes incurred after Closing on the Closing Date outside of the ordinary course of business.

“Company Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying the amount of Company Net Working Capital (including (i) an itemized list of the Company’s consolidated total current assets, and (ii)

an itemized list of the Company’s consolidated total current liabilities) unpaid Company Debt (including an itemized list of each Company Debt) and unpaid Transaction Expenses (including an itemized list of each Transaction Expense), which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the amount of Company Net Working Capital and Company Debt.

“Company Notes” means those certain subordinated convertible promissory notes dated on or between November 10, 2009 and December 11, 2009, issued by the Company to Castile Ventures III L.P., Battery Ventures VII, L.P., Battery Investment Partners VII, LLC, and ITX International Equity Corp., in an initial aggregate principal amount of $1,999,999.99.

“Company Noteholders” means the holders of Company Notes.

“Company Option Plan” means each stock option plan, program or arrangement of the Company, collectively, including the Company’s 2006 Stock Plan.

“Company Options” means options to purchase shares of Company Common Stock.

“Company Optionholders” means the holders of Company Options.

“Company Preferred Stock” means the Company Series A1 Stock, the Company Series A2 Stock, and the Company Series B Stock.

“Company Retention Bonus Plan Amount” means 10% of the Total Merger Consideration.

“Company Rights” means all stock appreciation rights, options, warrants, restricted stock, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for shares of Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.

“Company Securityholders” means the Company Stockholders and the Company Optionholders.

“Company Series A1 Stock” means the Series A1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series A2 Stock” means the Series A2 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Company Stockholders” means the record holders of issued and outstanding shares of Company Capital Stock.

“Company Warrants” means any warrant to purchase shares of Company Capital Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are outstanding immediately prior to the Effective Time that have not been voted for approval of this Agreement and with respect to which dissenters’ rights or appraisal rights are properly asserted in accordance with Delaware Law or California Law in connection with the Merger.

“Effective Time Holder” means, collectively, holders of Company Preferred Stock (other than a holder of solely shares of Company Capital Stock which constitute and remain Dissenting Shares) as of immediately prior to the Effective Time and the Retention Plan Participants (as set forth on the Spreadsheet).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Escrow Cash” means an amount of cash equal to 15% of the Total Merger Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Series A1 Stock” means the sum, without duplication, of the aggregate number of shares of Company Series A1 Stock that are issued and outstanding immediately prior to the Effective Time.

“Fully Diluted Series A2 Stock” means the sum, without duplication, of the aggregate number of shares of Company Series A2 Stock that are issued and outstanding immediately prior to the Effective Time.

“Fully Diluted Series B Stock” means the sum, without duplication, of the aggregate number of shares of Company Series B Stock that are issued and outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

v

“Indemnified Person,” or “Indemnified Persons” has the meaning set forth in Section 8.2 hereto.

“knowledge” with respect to the Company or its Subsidiaries means, the knowledge of Amit Chawla, Pejman Roshan and Timothy S. Olsen of any such fact, circumstance, event or other matter in question after reasonable inquiry of each such individual’s direct reports, and the actual knowledge of the officers and directors of the Company (to the extent not included in the list of persons above).

“Legal Requirements” means any national, federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any Subsidiary or to any of their respective assets, properties or businesses.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably likely to, (i) be or become materially adverse in relation to the condition (financial or otherwise), business, operations, assets (including intangible assets), liabilities, or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (C) changes in GAAP (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); or (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, any action taken by any competitor or landlord or any loss of employees); or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.

“Permitted Encumbrances” means: (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Plan Participation Share” means the percentage portion of the Company Retention Bonus Plan Amount allocated to each Retention Plan Participant, as set forth in the Spreadsheet.

“Plan Participant Closing Amount” means for each Retention Plan Participant, (A) the Plan Participation Share multiplied by the Company Retention Bonus Plan Amount, multiplied by (B) 85%.

“Plan Participant Escrow Amount” means for each Retention Plan Participant, (A) the Plan Participation Share multiplied by the Company Retention Bonus Plan Amount, multiplied by (B) 15%.

“Pro Rata Share” means with respect to each Effective Time Holder, and on a pre-tax basis, the total amount of cash such Effective Time Holder is entitled to receive pursuant to Section 1.8(a) with respect to its Company Capital Stock and/or pursuant to Section 1.12 of this Agreement and the Company Retention Bonus Plan (including any Escrow Cash such Effective Time Holder has a right to receive but excluding any Dissenting Shares), relative to the amount of cash all Effective Time Holders are entitled to receive pursuant to Section 1.8(a) with respect to their Company Capital Stock and pursuant to Section 1.12 of this Agreement and the Company Retention Bonus Plan (including any Escrow Cash such Effective Time Holder has a right to receive but excluding any Dissenting Shares).

“Retention Plan” means that certain Retention Bonus Plan as finally approved by the Board of Directors of the Company on April 22, 2010, as amended on October 14, 2010.

“Retention Plan Participant” means the current and former employees set forth on the Spreadsheet and articulated as such.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A1 Amount Per Share” means (A) the Aggregate Series A1 Stock Amount divided by (B) the Fully-Diluted Series A1 Stock.

“Series A2 Amount Per Share” means (A) the Aggregate Series A2 Stock Amount divided by (B) the Fully-Diluted Series A2 Stock.

“Series B Amount Per Share” means (A) the Aggregate Series B Stock Amount divided by (B) the Fully-Diluted Series B Stock.

“Series A1 Liquidation Amount” means $0.1667 per share of Company Series A1 Stock.

“Series A2 Liquidation Amount” means $0.25 per share of Company Series A2 Stock.

“Series B Liquidation Amount” means $0.33 per share of Company Series B Stock.

“Series A1 Charter Liquidation Preference” means (A) the Fully Diluted Series A1 Stock multiplied by (B) the Series A1 Liquidation Amount.

“Series A2 Charter Liquidation Preference” means (A) the Fully Diluted Series A2 Stock multiplied by (B) the Series A2 Liquidation Amount.

“Series B Charter Liquidation Preference” means (A) the Fully Diluted Series B Stock multiplied by (B) the Series B Liquidation Amount.

“Series A1 Liquidation Preference Percentage” means the percentage obtained by dividing (A) the Series A1 Charter Liquidation Preference by (B) the Aggregate Charter Liquidation Preference.

“Series A2 Liquidation Preference Percentage” means the percentage obtained by dividing (A) the Series A2 Charter Liquidation Preference by (B) the Aggregate Charter Liquidation Preference.

“Series B Liquidation Preference Percentage” means the percentage obtained by dividing (A) the Series B Charter Liquidation Preference by (B) the Aggregate Charter Liquidation Preference.

“Series A1 Stock Closing Amount Per Share” means (A) the Series A1 Amount Per Share multiplied by (B) 85%.

“Series A2 Stock Closing Amount Per Share” means (A) the Series A2 Amount Per Share multiplied by (B) 85%.

“Series B Stock Closing Amount Per Share” means (A) the Series B Amount Per Share multiplied by (B) 85%.

“Series A1 Stock Escrow Amount Per Share” means (A) the Series A1 Amount Per Share multiplied by (B) 15%.

“Series A2 Stock Escrow Amount Per Share” means (A) the Series A2 Amount Per Share multiplied by (B) 15%.

“Series B Stock Escrow Amount Per Share” means (A) the Series B Amount Per Share multiplied by (B) 15%.

“Spreadsheet” means a spreadsheet, in form reasonably acceptable to Acquirer and the Exchange Agent, which Spreadsheet will be dated as of the Closing Date and will set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein): (i) the name and address of each Company Stockholder; (ii) the number of shares of Company Series A1 Stock, Company Series A2 Stock, and Company Series B Stock held by such Company Stockholder and the respective stock certificate numbers; (iii) the amount of cash payable to each Company Stockholder pursuant to Sections 1.8(a)(i), (ii) and (iii); (iv) the amount of cash to be placed in the Escrow Fund on behalf of each Effective Time Holder; (v) each Effective Time Holder’s Pro Rata Share; (vi) the calculation of the Fully-Diluted Company Series A1 Stock, Fully-Diluted Company Series A2 Stock, Fully-Diluted Company Series B Stock, the Total Merger Consideration, the Series A1 Stock Closing Amount Per Share, the Series A2 Stock Closing Amount Per Share, the Series B Stock Closing Amount Per Share, and the Series A1 Escrow Amount Per Share, the Series A2 Escrow Amount Per Share and the Series B Escrow Amount Per Share; and (vii) for each Retention Plan Participant (a) the Plan Participation Shares (b) Plan Participant Closing Amount (c) Plan Participant Escrow Amount and (d) the employer and employee withholding associated with such amounts assuming all amounts were then payable.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Total Merger Consideration” means (A) $11,375,000, less (B) the amount (if any) by which the Company Net Working Capital is less than $0.

“Total Stockholder Consideration” means 90% of the Total Merger Consideration.

“Transaction Expenses” means all third party fees, costs, expenses, payments and expenditures incurred by Company and its Subsidiaries with respect to this Agreement, the Merger and the transactions contemplated by this Agreement whether or not billed or accrued, including the expenses and fees of Company’s own accountants, attorneys, investment bankers and other professionals, and any such fees, costs, expenses, payment and expenditures incurred by any Company Securityholders or Company’s employees paid for or to be paid for by the Company; provided, further, the parties agree that Transaction Expenses shall include all filing fees, legal fees and expenses of Export Control Counsel arising out of the preparation and filing of the notification and documentation with the EAR, as described in Section 5.16, as well as responding to any subsequent requests from the EAR, whether incurred before, or after, the Closing.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.